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                                                                    EXHIBIT 4.1

                                FOURTH AMENDMENT
                                       TO
                               A. SCHULMAN, INC.
                 1992 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1.  PURPOSE OF AMENDMENT.

    The A. Schulman, Inc. 1992 Non-Employee Directors' Stock Option Plan (the "Plan") provides that each Eligible Director (this term and all other capitalized terms which are not defined herein shall have the meanings ascribed to such terms in the Plan) shall receive an annual grant of options to purchase One Thousand (1,000) Shares. The Purpose of this Amendment is to increase the number of Shares subject to such annual Option Grants to Two Thousand (2,000) Shares and to provide that each Eligible Director shall receive an annual grant of Five Hundred (500) Shares of Restricted Stock.

2.  AMENDMENT.

    Pursuant to the power reserved by the Board in Section 10.2 of the Plan, and subject to the approval thereof by the stockholders of the Company, the Plan is hereby amended as follows:

    A. Section 2 of the Plan is hereby amended by the addition thereto of the following Section 2.16:

           "2.16 "Award" means a grant under this Plan of an Option or Restricted Stock."

    B. Section 2 of the Plan further is hereby amended by the addition thereto of the following Section 2.17:

           "2.17 "Disability" means a permanent and total disability, as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice."

    C. Section 2 of the Plan further is amended by the addition thereto of the following Section 2.18:

           "2.18 "Restricted Stock" means a grant of Shares pursuant to Section 9 herein."

    D. Section 3 of the Plan is hereby amended by (i) the deletion of the phrase "optioned or sold" from the first sentence of the first paragraph thereof, and the substitution therefor of the word "granted"; (ii) the deletion of the word "Options" from the first sentence of the first paragraph thereof, and the substitution therefor of the word "Award";
       (iii) the deletion of the phrase "If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased" from the second paragraph thereof, and the substitution therefor of the phrase "If an Award granted under this Plan is cancelled, terminates, expires or lapses for any reason, any"; (iv) the deletion of the word "thereto" from the second paragraph thereof, and the substitution therefor of the phrase "to such Award"; and (v) the deletion of the word "Options" from the second paragraph thereof, and the substitution therefor of the word "Award".

    E. Section 4 of the Plan is hereby amended by the deletion of the phrase "a grant of an Option" from the end of the first sentence thereof, and the substitution therefor of the phrase "an

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       Award". In addition, the word "Option" is hereby deleted from the last sentence thereof, and the word "Award" is inserted in its stead.

    F. Section 5.1 of the Plan is hereby amended by the deletion of the number "1,000" therefrom and the substitution therefor of the number "2,000".

    G. Section 5.2 of the Plan is hereby amended by the deletion of the phrase "Section 9" therefrom and the substitution therefor of the phrase "Section 10".

    H. Section 6 of the Plan is hereby amended and restated in its entirety as follows:

           "6. TERM OF PLAN.

                   Subject to approval of the stockholders as
               contemplated by Section 11.1, this Plan shall become effective upon its adoption by the Board, and shall continue in effect until all Awards granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto. No Award shall be granted after ten (10) years from the earlier of the date of the adoption of the original Plan or its original approval by the stockholders as contemplated by
               Section 11.1."

    I. Section 7.1 of the Plan is hereby amended by the deletion of the word "five" therefrom and the substitution therefor of the phrase "ten (10)".

    J.  Sections 9, 10, 10.1, 10.2, 10.3, 11, 11.1 and 11.2 of the Plan are
       hereby re-numbered as Sections 10, 11, 11.1, 11.2, 11.3, 12, 12.1 and 12.2, respectively. A new Section 9 of the Plan is hereby added to the Plan to read in its entirety as follows:

           "9. RESTRICTED STOCK.

                   9.1 NONDISCRETIONARY ANNUAL GRANT OF
               RESTRICTED STOCK. Each Eligible Director shall receive an annual grant of 500 Shares of Restricted Stock on each Grant Date subsequent to his or her election as a director of the Company. The number of Shares subject to annual grant hereunder shall be subject to adjustment from time to time in accordance with Section 10 hereof.

                   9.2 RESTRICTED STOCK AGREEMENT. Each
               Restricted Stock grant shall be evidenced by a Restricted Stock Agreement that shall specify a period of restriction (the "Period of Restriction"), subject to Section 9.9, terminating upon five (5) years after the Grant Date. All restrictions shall lapse upon the expiration of the Period of Restriction. The Restricted Stock Agreement shall include the number of Restricted Stock Shares granted and such other provisions as the Committee shall determine.

                   9.3 TRANSFERABILITY. Except as provided in
               this Section 9, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the expiration of the Period of Restriction. All rights with respect to the Restricted Stock granted to an Eligible Director under

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               the Plan shall be available during his or her
               lifetime only to such Eligible Director.

                   9.4 OTHER RESTRICTIONS. The Committee shall
               impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

                   9.5 CERTIFICATE LEGEND. In addition to any
               legends placed on certificates pursuant to Section
               9.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

                   "The sale or other transfer of the Shares of
               Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the A. Schulman, Inc. 1992 Non-Employee Directors' Stock Option Plan, as the same has heretofore been and may from time to time be amended, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of A. Schulman, Inc."

                   9.6 REMOVAL OF RESTRICTIONS. Except as
               otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Eligible Director after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Eligible Director shall be entitled to have the legend required by Section 9.5 removed from his or her Share certificate.

                   9.7. VOTING RIGHTS. During the Period of
               Restriction, Eligible Directors holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

                   9.8. DIVIDENDS AND OTHER DISTRIBUTIONS.

                   (A) The Company shall establish a bookkeeping
               account on behalf of each Eligible Director, for the purpose of recording the amount owed to each Eligible Director with respect to "dividend equivalents" earned during the Period of Restriction. For this purpose, "dividend equivalent" means an amount equal to each regular or special dividend declared with respect to one
               (1) Share of Restricted Stock during the Period of Restriction. "Dividend equivalent" shall include distributions either in cash or property. Such "dividend equivalents" shall be declared and credited to the bookkeeping account of each Eligible Director simultaneous with the dividend payment date for Company stock.

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                   (B) Dividend equivalents shall be subject to
               the same restrictions on transfer as are the Shares of Restricted Stock. Amounts credited to Eligible Directors' dividend equivalent bookkeeping accounts shall not earn interest. The Company shall have no obligation to fund the amounts set forth in the dividend equivalent bookkeeping accounts, and the rights of Eligible Directors to these amounts shall be equivalent to those of general creditors of the Company.

                   (C) Dividend equivalents shall be paid to
               Eligible Directors in cash, in one lump sum, within thirty (30) days following the date the restrictions lapse on the Shares of Restricted Stock with respect to which such dividend equivalents were earned. The decisions of the Committee with respect to payout of dividend equivalents shall be final and binding on all parties and their successors.

                   9.9 TERMINATION OF MEMBERSHIP ON THE BOARD.

                   (A) If an Eligible Director's membership on
               the Board terminates for any reason other than the retirement of such Eligible Director upon attainment of age 65 or any time thereafter ("Retirement"), Disability, death or a Change in Control, all Shares of Restricted Stock in respect of which the Period of Restriction has not expired upon the effective date of termination immediately shall be forfeited and returned to the Company (and shall once again become available for grant under the Plan). The Committee, in its sole discretion, shall have the right to provide for lapsing of the restrictions on Restricted Stock following termination, upon such terms and provisions as it deems proper.

                   (B) In the case of an Eligible Director's
               Retirement, Disability, death or upon the occurrence of a Change in Control, all restrictions on Restricted Stock immediately shall lapse, and the Period of Restriction shall expire at such time."

    K. Section 10 of the Plan is hereby amended by deleting the phrase "portions thereof" therefrom and substituting therefor the phrase "Restricted Stock".

    L. Section 11.1 of the Plan is hereby amended by the deletion of the word "Options" wherever that word appears therein, and the substitution therefor of the word "Awards". Section 11.1 further is hereby amended by the addition thereto of the words "such Options" after the word "and" and before the word "may" in the final sentence thereof.

       Section 11.3 of the Plan is hereby amended by the deletion of the phrase "Options already granted" therefrom and the substitution therefor of the phrase "outstanding Awards" in the second sentence thereof. Section 11.3 further is hereby amended by the deletion of the word "Options" in each instance where said word appears, and the substitution therefor of the word "Awards".

3.  EFFECTIVE DATE.

    The effective date of this Fourth Amendment shall be December 7, 2000, provided, however, that if this Fourth Amendment is not approved by the stockholders of the Company at or prior to the Company's 2000 Annual Meeting of Stockholders, this Fourth Amendment shall be null and void and of no effect whatsoever.

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